United National Completes Acquisition
                          Of State Bank of South Orange


Bridgewater, NJ - September 30, 1998 - United National Bancorp (Nasdaq: UNBJ), parent company of United National Bank, announced today that it has completed its acquisition of State Bank of South Orange, a $75 million asset, single-office bank.

"We are very pleased to be expanding  into the South Orange area," stated Thomas
C. Gregor, chairman and chief executive officer of United National. "Our expanded product line - which includes a full range of personal and business banking services, trust and investment services, and personal and mortgage loans
- - is now available through the South Orange Office."

"The South Orange Office is out 28th office and represents our initial entry into Essex County", Mr. Gregor added. "We believe South Orange and Maplewood area residents and business will be pleased with the responsive, personalized service we provide."

Under the terms of the agreement, each share of State Bank common stock is to be exchanged for 1.245 shares of United National. Additional information regarding the exchange of shares will be provided shortly to holders of State Bank shares.

United National also recently announced plans to acquire Raritan Bancorp, a $435 million asset bank holding company, whose principal subsidiary is Raritan Savings Bank. With completion of this acquisition, conditioned on necessary approvals, United National expects to have $1.9 billion in assets and a branch network that spans seven counties.

United National Bancorp, headquartered in Bridgewater, New Jersey, is a $1.5 billion asset commercial bank holding company whose principal subsidiary is United National Bank. The Bank operates 28 offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey. United National provides a complete range of personal and business banking services as well as an array of trust and investment services. United Commercial Capital Group, a subsidiary of United National Bank, provides timely and innovative financing solutions for real estate and commercial transactions that do not fall within the boundaries of traditional bank financing. Visit United National on the World Wide Web at www.united-national.com.

Contact: media, Donald Reinhard, 908-429-2370 or investors, Donald Malwitz, 908-429-2405, both of United National.